Exhibit (p)(2)

2. RIA Compliance Manual: Code of Ethics

2.1. (RIA) Code of Ethics: Introduction

All Associates (as defined on the following screen) have an obligation to comply with applicable federal and state securities laws, rules and regulations. This Code of Ethics (the “Code”), adopted by M Holdings Securities, Inc. (“M Securities”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), sets forth certain business standards for all Associates, as well as personal securities transaction reporting requirements for Access Persons (as defined later). M Securities reserves the right to revoke, modify, interpret, and apply this Code and its guidelines, policies or procedures at its sole discretion.

If an Associate acts in a manner contrary to the Code, he or she could be subject to disciplinary action or the termination of his or her association with M Securities. If an Associate believes that another Access Person has violated the Code, he or she is required to report it to his or her Supervisor. If an Access Person is uncomfortable reporting the activity to his or her Supervisor, then he or she should contact the Chief Compliance Officer (“CCO”) at 800.656.6960. Each Supervisor who receives such a report is responsible to promptly provide a copy of each such report to the CCO. Neither M Securities nor any of its Associates may retaliate against a person for reporting such activity.

Please note that the Code does not attempt to anticipate every ethical dilemma that Associates may face. If guidance is needed or questions surface about how to interpret the Code, Associates should contact their Supervisor or the Compliance Department at 888.520.6784.

Definitions

As used in this Code of Ethics, the term “Associate” includes all “supervised persons” of the investment advisory business of M Securities. A supervised person is:

•	A partner, an officer, a director (or other person occupying a similar status or performing similar functions), or an employee of M Securities,
•	Any other person who provides investment advice on behalf of M Securities to M Securities investment advisory clients (“Clients”) and is subject to the supervision and control of M Securities, or
•	A temporary worker, consultant, independent contractor, employee of an M Securities Member Firm, and anyone else who is involved in the conduct of the investment advisory business of M Securities.

In essence, an Associate is any individual associated with M Securities’ investment advisory business, including Access Persons, IARs and persons performing clerical and administrative functions in the Portland office or a branch office.

The term “Access Person” means any Associate who meets one or more of the following criteria:

•	Has access to nonpublic information about Client securities transactions or financial information,
•	Is involved in making securities recommendations to Clients,
•	Has access to such recommendations that are nonpublic,
•	Is an investment advisory representative (“IAR”) of M Securities (even in the event that the IAR does not have any Clients),
•	Is an officer, a director or a person occupying a similar status with M Securities or performing similar functions, or
•	Any person designated as an Access Person by the Chief Compliance Officer of M Securities (“CCO”).

In essence, an Access Person is anyone who has access to a Client’s financial information. In cases where such information is accessible through Client files, shared databases, etc. by everyone at a particular office location, each person with such access is deemed to be an Access Person.

2.2. (RIA) Code of Ethics: Fiduciary Obligation

The Code is predicated on the principle that M Securities and each Associate owe a fiduciary duty to its Clients.1 Accordingly, Associates must avoid activities, interests and relationships that run contrary (actually or potentially) to the best interests of Clients. At all times, M Securities and its Associates are required to:

•	Place Client interests first – As a fiduciary, M Securities and Associates are obligated to serve its Clients’ best interests and not benefit at the expense of Clients.
•	Avoid taking advantage of their position – Associates must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with M Securities, or on behalf of a Client, unless in compliance with the policy on non-cash compensation, gifts and business expenses.
•	Maintain full compliance with applicable securities laws – M Securities and its Associates must comply with applicable federal and state securities laws.

Additionally, all Access Persons must review and abide by the Personal Securities Transaction Policy.

2.3. (RIA) Code of Ethics: Guiding Principles and Standard of Conduct

All Associates of M Securities are required to act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, the public, prospects, third-party service providers and fellow Associates. The following set of principles frames the professional and ethical conduct that M Securities expects from its Associates:

•	Place the integrity of M Securities and the interests of Clients above one’s own personal interests;
•	Adhere to the fundamental standard that they should not take inappropriate advantage of their positions;
•	Avoid any actual or potential conflict of interest—Access Persons should not enjoy an actual or apparent benefit over the account of any Client;
•	Preserve the confidentiality of information obtained in the course of M Securities’ advisory activities and use such information properly and not adversely to a Client’s interests;
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
•	Maintain and improve professional competence and strive to maintain and improve the competence of other investment professionals;
•	Comply with the policies and procedures of M Securities, including the procedures instituted by M Securities to prevent the misuse of nonpublic information;
•	Ensure that compensation charged by M Securities is fair and reasonable; and
•	Ensure that any business transaction with or on behalf of a Client, separate from regular advisory services provided to the Client, has fair and reasonable terms and that all actual or potential conflicts of interest are disclosed to the Client.

2.4. (RIA) Code of Ethics: Access Person Reporting Requirements:

Explanation

Each Access Person must submit reports to M Securities Compliance of:

•	All holdings in Reportable Securities in which the Access Person has any direct or indirect beneficial ownership (“Holdings Reports”), and
•	All personal securities transactions in Reportable Securities (“Transaction Reports”).

The term “Reportable Securities” excludes the following types of securities:

•	Direct obligations of the U.S. Government;
•	Money market instruments, such as bankers’ certificates, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
•	Shares of money market funds;
•	Shares of open-end mutual funds (other than shares of M Fund, Inc.) and holdings in variable annuities or variable universal life insurance policies; and
•	Shares of a unit investment trust invested exclusively in open-end mutual funds not advised or underwritten by M Securities or a control affiliate.

M Securities Compliance will sample, on a periodic basis, reports to ensure that reporting timelines are being met.

2.5. (RIA) Code of Ethics: Access Person Reporting Requirements:

Holdings Reports

All Access Persons are required to report initial and annual holdings in Reportable Securities to M Securities, as follows:

•	Initial Holdings Report – Prior to the date of association with M Securities, brokerage statements current within 45 days must be delivered to M Securities. Alternatively, a hard-copy report detailing the Access Person's holdings may be submitted.
•	Annual Holdings Report – This report must be delivered to M Securities by October 29 of each calendar year. The information contained in this report must be current as of September 30 of the same year.

*Holdings Reports must be submitted manually (in written or electronic format) and must contain the date the Access Person submitted the report to M Securities. However, Access Persons may attach to the report copies of duplicate statements for the relevant time period, provided that (i) all the Access Persons’ holdings are disclosed on such statements, and (ii) the statement is submitted prior to the relevant deadline (see above).1 If the Access Person holds Reportable Securities outside of such brokerage accounts, the manual Holdings Report must include the required information (see below) with respect to each such Reportable Security.

Each Holdings Report must contain:

•	The title and type of each Reportable Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount;
•	The name of the broker, dealer or bank with which the Access Person maintains an account in which the Reportable Securities are held for the Access Person’s direct or indirect benefit; and
•	The date the Access Person submits the report.

1 Use the M Securities Outside Brokerage Accounts form available on the M Securities website, unless statements are already received by M Securities.

2.6. (RIA) Code of Ethics: Access Person Reporting Requirements:

Quarterly Transaction Requirements

All Access Persons are required to report personal securities transactions in Reportable Securities to M Securities on a quarterly basis. The Transaction Reports must be delivered to M Securities within 30 calendar days after the end of the quarter for which the report is made, and each report must contain the following information with respect to each Reportable Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount;
•	The nature of the transaction (i.e., purchase, sale, or other acquisition or disposition);
•	The price at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the Access Person submitted the report.*

*An Access Person does not need to submit a Transaction report if such report would duplicate information contained in duplicate confirmations or account statements that are delivered to M Securities, provided that (i) the confirmations or statements are received by M Securities no later than 30 calendar days after the end of the applicable quarter, and (ii) the confirmations or statements contain all of the required information noted above— other than the date the report was submitted. If the Access Person engages in a personal securities transaction in a Reportable Security for which a confirmation or statement is not so delivered to M Securities, a manual Transaction Report must be submitted with respect to each such Reportable Security.

2.7. (RIA) Code of Ethics: Access Person Reporting Requirements:

Exceptions to the Reporting Requirements

An Access Person is not required to submit:

•	A Holdings Report or a Transaction Report with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager and over which such Access Person has no direct or indirect influence or control); or
•	A Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

The CCO will determine on a case-by-case basis whether an account or transaction qualifies for either of these exceptions.

2.8. (RIA) Code of Ethics: Access Person Reporting Requirements:

Beneficial Ownership

Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect beneficial interest in the securities. Access Persons have a beneficial interest in a security if they have the ability to directly or indirectly profit from a transaction in such security.

Examples of a beneficial interest in securities include the following:

•	Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
•	An Access Person’s interest as a general partner in securities held by a general or limited partnership; and
•	An Access Person’s interest as a manager/member in the securities held by an LLC.

An Access Person does not have a beneficial interest in securities held by entities in which he or she holds an equity interest (e.g., the portfolio holdings of a mutual fund of which an Access Person owns shares) unless he or she is a controlling equity holder or shares investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by an Access Person of securities held by a trust:

•	Ownership of securities as a trustee where either the Access Person or members of his or her immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An Access Person’s status as a settler/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

2.9. (RIA) Code of Ethics: Access Person Reporting Requirements:

Member Firm Reporting Requirements and Procedures

Member Firm Principals registered with M Securities in any capacity are responsible for continuously and immediately reporting all new Associates to M Securities and maintaining a current list of Access Persons as they are hired or terminated or an existing employee’s status changes.

2.10. (RIA) Code of Ethics: Personal Securities Transactions Policy:

Activities Requiring Pre-Approval

Access Persons and their immediate family must obtain prior written authorization from the CCO before they directly or indirectly acquire beneficial ownership in a security through a private placement offering. With respect to offerings of private placement variable life insurance, the CCO has granted such prior approval.

Access Persons are prohibited from purchasing IPOs.

Access Persons must obtain prior written authorization from the CCO before entering into a trustee relationships involving a Client.

2.11. (RIA) Code of Ethics: Diversion of Firm Business or Investment Opportunity

No Associate may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with M Securities and in which he or she knows M Securities might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to M Securities, and obtaining prior written authorization to participate from the CCO.

2.12. (RIA) Code of Ethics: Loans

No Associate may borrow funds from, or become indebted to, any person, business or company having business dealings or a relationship with M Securities, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Associate may use M Securities’ name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

2.13. (RIA) Code of Ethics: Dealings with Government and Industry Regulators

M Securities’ policy forbids payments of any kind by its Associates to any securities regulator from any governmental entity or self-regulatory organization (domestic or abroad). Political donations made in accordance with applicable governing law are not restricted under this policy.

It is expected and required that all Associates fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Associates are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against M Securities. Associates are required, if requested, to provide M Securities with reasonable assistance, including, but not limited to, meeting or consulting with M Securities and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

2.14. (RIA) Code of Ethics: Public Office

Associates may hold a public office if it does not in any way conflict with M Securities’ business. The holding of a public office must be disclosed to M Securities.

2.15. (RIA) Code of Ethics: Protection of M Securities’ Name

Associates should understand that M Securities’ name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of M Securities’ name in any manner that could be misinterpreted to indicate a relationship between M Securities and any other entity or activity.

2.16. (RIA) Code of Ethics: Associate Involvement in Litigation or Proceedings

Associates must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

2.17. (RIA) Code of Ethics: Gifts, Non-Cash Compensation, and Business Entertainment Expenses

The policies and procedures contained in Section 17 of the M Securities Broker/Dealer Compliance Manual regarding Gifts and Gratuities, Non-Cash Compensation, and Business Entertainment Expenses are expressly applicable to Associates in their capacities as Associates of the M Securities RIA. Additionally, Associates are prohibited from:

•	Receiving non-cash gifts (other than business meals or entertainment) exceeding $100 in any calendar year from any Client, potential Client, vendor, or service provider. Nominal gifts such as promotional items are not counted toward the $100 annual limit. Conference and travel expenses must be in accordance with the M Securities non-cash compensation policy.
•	Receiving business meals or entertainment that (i) have no valid business purpose, (ii) do not involve participation by any representative of the Client, vendor, or service provider, or (iii) are so frequent or lavish as to raise questions of impropriety. A meal or entertainment event has a valid business purpose if it provides an opportunity to discuss meaningfully M Securities business

2.18. (RIA) Code of Ethics: Provision of Political Contributions ("Pay to Play")

Background

SEC Rule 206-4-(5) seeks to protect the beneficiaries of invested state and municipal assets, such as state and municipal pension plans and their participants, by curtailing the ability of investment advisers to use political contributions to influence those governmental officials responsible for the hiring of investment advisers, otherwise known as pay-to-play practices.

It should be noted that M Securities client base includes few if any governmental clients.

Reporting Requirements & Exemptions

M Securities' IARs and officers of M Securities (“Covered Associates”) are responsible for reporting political contributions to political candidates representing State, local or sub-sections of State and local governments by completing and submitting the M Securities Political Contribution Reporting Form that is available on the M Securities website.

The reporting requirement also extends to situations where Associated Persons solicit any person or political action committee to specifically direct funds to a State or local candidate.

Billing Restrictions

Contributions by an Associate of M Securities to a candidate described above will result in a restriction from any Associate charging for the provision of investment advisory services to the governmental entity represented by that candidate for the period of two years from the date of the contribution, regardless if the Associate seeking to establish an account provided the contribution or not.

M Securities Compliance reviews the Political Contribution forms to identify possible exemptions to the rule. In the event that an exemption cannot be identified, a Compliance Officer will contact the IAR of record and the client to inform them that fees will not be charged.

2.19. (RIA) Code of Ethics: Provision of Political Contributions("Pay to Play"): Compliance

M Securities Compliance must:

1.         Obtain from each new Covered Associate a completed Political Contribution form for each contribution made to an Official within the past (i) 6 months, or (ii) 2 years if the Covered Associate solicits clients on behalf of M Securities.

2.         Make and maintain a current list of RIA clients that (i) Government Entities to which M Securities provides, or seeks to provide, investment advisory services; and (ii) Officials of each such Government Entity.

4.         Review each completed Political Contribution form for compliance with the Policy or eligibility for exemptions and compare reported contributions that do not meet exemptions to Rule 206-4-(5) to a report listing governmental clients that have established an investment advisory account. Compliance will inform the IAR of record if an account they have established and is restricted from charging investment advisory fees.

5.         Ensure that each Covered Associate represents in writing, at least annually, that he/she has made no political contributions to Officials that were not reported to Compliance on a Political Contribution form.

6.         Review M Securities and branch office records to confirm that accounts restricted from billing for investment advisory fees have not billed for such fees.

2.20. (RIA) Code of Ethics: Disclosure

M Securities describes the Code in Part 2 of its Form ADV and, upon request, will furnish Clients with a copy of the Code.

2.21. (RIA) Code of Ethics: Recordkeeping

M Securities shall maintain the following records in the manner and to the extent required pursuant to Rule 204-2(a) (12):

•	A copy of the Code and any other code which is, or at any time within the past five years has been, in effect;
•	A record of any violation of the Code and of any action taken as a result of such violation;
•	A record of all written acknowledgments as required by the Code for each person who is currently, or within the past five years was, an Associate of M Securities;
•	A copy of each report made pursuant to the Code by an Access Person, including any information provided in lieu of reports;
•	A list of all persons who are, or within the past five years have been, Access Persons; and
•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of any security through a private placement offering by an Access Person.

2.22. (RIA) Code of Ethics: Responsibility

The CCO will be responsible for administering the Code. All questions regarding the Code should be directed to the CCO.

Representatives as Trustees:

Definitions:

•	A Family Related Trust is defined as: A trust in which the Grantor of the Trust is related to the Registered Representative or Investment Advisory Representative (Representative) by blood or marriage.
•	A Substantial Personal Relationship Trust is defined as: A trust in which the Representative is named as Trustee and the trust arises out of a personal relationship between the Representative and the Grantor of the Trust that is independent of a business relationship and has existed for 10 years or more.
•	A Business Related Trust is defined as: A trust that is established in which the Representative in a Trustee position does not meet the definition of either of the Trustee relationships above.

Policy Regarding M Securities Approval of Representative Participation as a Trustee:

•	Family Related Trustee activities as defined above will be approved by M Securities Compliance unless a compelling reason exists not to do so. Family Trustee activity must be reported via the Family Trustee section of the M Securities Disclosure of Interest Form which will identify the Representative’s relation to the Grantor. The relationship is then treated as an extension of the Representative, so any accounts titled in the name of the Trust that would be reportable under FINRA Rule 3210 require disclosure using the Outside Accounts and Holdings form. Similarly, investment in a Private Security by the Trust would require a new Disclosure of Interest form to be submitted for review and pre-approval by Compliance, as it would be as if the Representative were to be making the investment on his or her own behalf.

Should the dissolution of a marriage by the Grantor or the Trustee result in a discontinuation of a familial relation between the Grantor and the Representative who is acting as the Trustee, the Representative must seek a new approval to continue acting as Trustee for a Substantial Personal Relationship Trust, in the event they wish to continue as the Trustee.

•	Substantial Personal Relationship Trustee activities as defined above, may be approved if a compelling reason exists for the Representative to act as the Trustee. In many of these instances, it is more suitable to have the Grantor name another Trustee, either individual or an institution, such as a bank, rather than the Representative, in order to avoid conflicts of interest. The fact that an expense is incurred by the client to hire an Institutional Trustee, or that the service provided by the Representative is more familiar for the client , will generally not, in and of itself, be considered a compelling reason for approval of the activity.

In the event a Representative is approved by M Securities Compliance as a Substantial Personal Relationship Trustee, participation in transaction activities related to a securities account not held at M Securities would involve participation in Private Securities Transactions, requiring written disclosure to the Representative’s Supervisory Principal and written approval from the Supervisory Principal prior to each transaction. Further, any private placement products or other securities not listed on an exchange must be approved in advance or purchase by M Securities.

Given this, and the potential conflicts and oversight involved, Representative participation in Private Securities activities as Trustees for a Substantial Personal Relationship trust will not generally be approved outside of temporary circumstances noted below. Subaccount reallocations, withdrawals, deposits, etc., all qualify as transaction related activity in addition to stock and bond trades.

Approval for Substantial Personal Relationship Trustee activities will not be provided unless a contingent or joint Trustee has been appointed who is capable of taking over full Trustee duties, and no Private Securities Transaction activity is contemplated. In the event that a Private Securities Transaction must take place to meet the needs of the Trust at a later date, the Representative will need to resign as Trustee to avoid participation in a Private Securities Transaction, and must notify M Securities of this action.

Should the contingent or joint Trustee resign or become incapable of acting as Trustee, a new contingent Trustee must be appointed as soon as practicable, but in no case later than one month from the time the vacancy was created. In this case, M Securities may consider Private Securities Transaction review and approval for this limited interim period of time, with the Representative responsible for legal costs necessary to review any non-registered products from a due diligence perspective, in addition to determining if the transactions are suitable for the client.

Failure to follow the above requirements may result in a referral of the case to the M Securities Business Conduct Committee for consideration of disciplinary action.

•	Business Related Trust activity not involving a Substantial Personal Relationship as defined above will not be approved.

Written Supervisory Procedures

•	Family Related Trustee Activity - Documentation Required in order to be considered for Activity Approval, and Requirements for Participating in Family Related Trustee Activity.

In order for M Securities to consider approval of the Representative acting as a Trustee on behalf of a Family Related Trust, the Representative must complete the Trustee section of the M Securities Disclosure of Interest Form specific to Family Trustee activities.

Annual completion of the Family Related Trust Attestation will also be required in order to for the Representative to continue servicing the Trust as the Trustee.

•	Substantial Personal Relationship Trustee Activity - Documentation Required in order to be considered for Activity- Approval, and Requirements for Participating in Personal Trustee Activity.

In order to consider approval of the Representative acting as a Trustee on behalf of a Personal Relationship Trust, the following information must be provided by the Representative along with a completed M Securities Disclosure of Interest Form to the following email address: compliance@mfin.com:

A signed and completed copy of the Substantial Personal Relationship Trustee Activity Attestation.

○	A complete copy of the Trust document. Updates must be provided as amendments are made to the Trust.
○	A letter, signed by both the Representative and the Grantor, describing the nature and length of their relationship, as well as a description of the compelling need for the Representative to act as a Trustee.

Please note that approvals of this type will only be approved if a compelling reason exists for the Representative to act in a Substantial Personal Relationship Trustee capacity. M Securities Chief Compliance Officer will generally review requests to participate in Substantial Personal Relationship Trusts. The Representative should contact the Chief Compliance Officer prior to submission of materials to discuss the circumstances of the request..

Additional requirements regarding approval of Family Related Trustee Activity

•	No fee shall be charged by the Representative to act as Trustee, and Trust expenses must be paid by the Trust directly (the Representative can’t pay for services, etc. on behalf of the Trust and accept reimbursement).
•	All Accounts under control of the Representative acting as Trustee must be disclosed to M Securities prior to opening. Duplicate statements for all accounts controlled by the Trustee must be timely delivered timely to M Securities as they become available
•	The Grantor of the Trust, at the time of approval, must not be incapacitated.

Additional considerations that will influence approval of Substantial Personal Relationship Trusts and continued permission of the relationship are as follows:

•	The Representative acting as Trustee may not be listed as a Beneficiary for the Trust
•	No fee shall be charged by the Representative to act as Trustee, and Trust expenses must be paid by the Trust directly (the Representative can’t pay for services, etc. on behalf of the Trust and accept reimbursement).
•	The following are examples of Allowable Accounts which are able to be held by the Trust as they do not lead to Private Securities transactions:

○	M Securities accounts
○	Accounts held away from M Securities, wherein the Representative does not trade or direct securities to be traded (e.g., a turn-key RIA or subadvisor manages and trades the client portfolio).
○	Fixed insurance accounts, such as fixed annuities or universal life policies

•	All Allowable Accounts under control of the Representative acting as Trustee must be disclosed to M Securities prior to opening. Duplicate statements for all accounts controlled by the Trustee must be timely delivered timely to M Securities as they become available
•	A contingent Trustee (individual or institutional) must be established prior to approval if such a relationship does not exist.
•	A supervision fee may be assessed dependent upon the volume of securities accounts managed outside of M Securities and the Representative’s access to client checking account. If a fee is deemed necessary, the fee should be agreed to be paid in advance of approving the Trustee relationship. M Securities President will approve any fee charged to the Representative/Trustee.
•	Initial attestation letters from the representative and the client detailing the length of time they have known one another, how their relationship began and the compelling reason for the representative serving as Trustee. Ongoing annual attestations must be completed by the representative acting as Trustee indicating compliance with M Securities policies and procedures.
•	At the discretion of the Compliance team, a corresponding e-mail address must be provided and archived for purposes of recordkeeping and included in the Supervision of e-mail reviews
•	The Grantor of the Trust, at the time of approval, must not be incapacitated.

2.23. (RIA) Code of Ethics: Prohibited Acts Related to Personal Trading

•	Front Running: IARs are prohibited from entering an order in the same security on the same side of the market for his/her personal account on the same day as entering an order for a client.
•	Cross Trades and Trading of IAR's Personal Securities with Clients: IARS are prohibited from trading their personal securities with clients or trading securities from one client to another.
•	Misuse of Material Non-Public Information: Access Persons are prohibited from (i) trading a security or a derivative of a security on the basis of material non-public information and (ii) sharing material non-public information with third parties.
•	Initial Public Offerings/Primary Market Transactions: Access Persons are prohibited from participating in IPOs.

2.24. (RIA) Code of Ethics: Review of Holdings Reports and Transaction Reports

Holdings and Transaction reports are reviewed by Compliance Associates to determine analyze trading patterns that may indicate potential violations.

2.25. (RIA) Code of Ethics: Recording of Code of Ethics Violations

In the event that a violation of the Code of Ethics is detected, it will be reported to the CCO or designate on the Code of Ethics Violation Report. Violations of the Code will be reviewed by the CCO as they occur. If violations cause serious concern, the CCO will bring the issue to the M Securities Business Conduct Committee for review. Detail regarding Code of Ethics violations will be attached to the 206(4)-7 report for review by senior management.

2.26. (RIA) Code of Ethics: Code of Ethics Acknowledgement

Promptly after receiving a current version of the Code of Ethics or any amendment thereto, an Associate must complete an Acknowledgement Form to memorialize the fact that he or she has received the Code of Ethics or amendment and submit such Acknowledgment Form to M Securities.